Exhibit 21.1

SUBSIDIARIES OF RICHFIELD OIL & GAS COMPANY

Name of Subsidiary	Jurisdiction of Incorporation
Hewitt Energy Group, Inc.	Texas
Hewitt Operating, Inc.	Utah